Exhibit 1.1

                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-22H


                                 TERMS AGREEMENT


                                                         Dated: October 28, 2002


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of October 1, 2002 (the "Trust Agreement").

Re:   Underwriting  Agreement  Standard  Terms  dated as of April 16,  1996 (the
      "Standard   Terms,"  and   together   with  this  Terms   Agreement,   the
      "Agreement").

Series Designation: Series 2002-22H.

Terms of the Series 2002-22H Certificates: Structured Asset Securities Corporation, Series 2002-22H Mortgage Pass-Through Certificates, Class 1-A, Class 1-AX, Class 2-A, Class B1-I, Class B2-I, Class B1-II, Class B2-II, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of two pools of fixed and adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A, Class 1-AX, Class 2-A, Class B1-I, Class B2-I, Class B1-II, Class B2-II, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:    File Number 333-92140.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A, Class 1-AX and Class 2-A Certificates be rated "AAA" by Fitch, Inc.("Fitch") and Aaa by Moody's Investors Service, Inc. ("Moody's" and together with Fitch, the "Rating Agencies"); the Class R Certificate be rated "AAA" by Fitch and Aaa by Moody's; the Class B1-I and Class B1-II Certificates be rated "AA" by Fitch; the Class B2-I and Class B2-II Certificates be rated "A" by Fitch; and the Class B3 Certificates be rated "BBB" by Fitch.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: October 1, 2002.

Closing  Date:  10:00 A.M.,  New York time, on or about October 30, 2002. On the
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                              LEHMAN BROTHERS INC.


                                              By: _________________________
                                                  Name:  Joseph J. Kelly
                                                  Title: Senior Vice President
Accepted:

STRUCTURED ASSET SECURITIES CORPORATION


By: _________________________
    Name:  Joseph J. Kelly
    Title: Senior Vice President


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                                   Schedule 1


               Initial Certificate
                    Principal              Certificate           Purchase Price
   Class            Amount(1)             Interest Rate            Percentage
    1-A            $242,826,000                 7.00%(4)              100%
    1-AX                    (2)              Variable(3)              100%
    2-A              56,181,000              Variable(3)              100%
    B1-I              4,506,000              Variable(3)              100%
    B2-I              1,502,000              Variable(3)              100%
   B1-II                926,000              Variable(3)              100%
   B2-II                405,000              Variable(3)              100%
     B3                 798,000              Variable(3)              100%
     R                      100                 7.00%(4)              100%
----------

(1)   These balances are approximate, as described in the prospectus supplement.

(2) The Class 1-AX Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the Prospectus Supplement.

(3) These Certificates will accrue interest based on adjustable interest rates, as described in the Prospectus Supplement.

(4) The Class 1-A and Class R Certificates will accrue interest based on the interest rate specified above, subject to a maximum rate equal to the Net WAC for pool 1.